News Release

First American Capital Corporation Board authorizes repurchase of single, large block of stock
Decision facilitates future capitalization plans

Topeka, KS, March 2, 2005 - The First American Capital Corporation (FACC) Board of Directors announced today that FACC has repurchased 450,500 shares of its common stock from a single, corporate shareholder.

The privately-negotiated transaction with Brooke Corporation of Overland Park, Kan., returns approximately 9.7 percent of FACC's total stock to the corporate treasury, making it available for use for future planned capitalization, said John Van Engelen, FACC president. FACC negotiated a purchase price of $770,355 ($1.71 per share) to include $200,000 cash at closing, with Brooke Credit Corporation, the finance subsidiary of Brooke Corporation, financing the remainder at a fixed interest rate of 8 percent over a ten year period. The agreement also grants Brooke warrants to purchase up to 150,000 shares of FACC common stock at prices ranging from $1.71 per share to $5.00 per share. The warrants are exercisable in 2012 or immediately prior to any earlier change of control involving FACC, are subject to certain covenants and conditions, and expire no later than 2015.

"This unique opportunity to buy back such a large block of stock in one transaction at terms favorable to both parties offered a number of advantages to First American Capital and its shareholders," said Van Engelen.

"Returning that stock to our treasury on favorable terms makes it available to possibly reissue in the future to new, individual shareholders, and will help us advance our long-term objectives and to build greater shareholder value. Its return also means that each of our current shareholders now owns an even larger percentage of the company."


About our company... First American Capital Corporation is a Topeka, Kansas based financial services company founded in 1997. It is the parent company of First Life America Corporation, which sells innovative customer-driven life insurance and annuity products in eight states throughout the Midwest.

Contact... Harland Priddle, First American Capital Corporation, hpriddle@firstlifecorp.com or 866.211.0811.


This press release may contain forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and several factors could cause actual results to differ materially from those in the forward-looking statements. The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: the uncertainty that the Company will achieve its short-term and long-term profitability and growth goals, uncertainties associated with market acceptance of and demand for the Company's products and services, the impact of competitive products and pricing, the dependence on third party suppliers and their pricing, its ability to meet product demand, its exposure to market risks, uncertainties associated with the development of technology, changes in the law and in economic, political and regulatory environments, the dependence on intellectual property rights, and the effectiveness of internal controls. Investors are directed to the Company's most recent annual and quarterly reports, which are available from the Company without charge or at www.sec.gov, for a more complete description of the Company's business.